                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference into the Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 (the "Registration Statement") of Scudder Managed Municipal Bonds of our reports dated February 12, 1998 and May 19, 1999, on the financial statements and financial highlights appearing in the December 31, 1998 and March 31, 1999 Annual Reports to the Shareholders of Scudder Managed Municipal Bonds and Scudder Pennsylvania Tax Free Fund, respectively, which are also incorporated by reference into the Registration Statement.





/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
June 29, 1999